Exhibit 99.1

Teladoc Health Reports Third Quarter 2026 Results

NEW YORK, October 28, 2026— Teladoc Health, Inc. (NYSE: TDOC), the global leader in virtual care, today reported financial results for the three months ended September 30, 2026 (“Third Quarter 2026”). Unless otherwise noted, percentage and other changes are relative to the three months ended September 30, 2025 (“Third Quarter 2025”).

Highlights

•Third Quarter 2026 revenue of $605.1 million, down 3% year-over-year
•Third Quarter 2026 net loss of $26.9 million, or $0.15 per share
•Third Quarter 2026 adjusted EBITDA of $79.4 million, up 14% year-over-year
•Integrated Care segment revenue of $398.5 million, up 2% year-over-year, and adjusted EBITDA margin of 18.8%
•BetterHelp segment revenue of $206.6 million, down 13% year-over-year, and adjusted EBITDA margin of 2.2%

“We delivered third quarter results near the upper end of our guidance range for consolidated revenue and above our range for consolidated adjusted EBITDA, reflecting solid execution across our two segments,” said Chuck Divita, Chief Executive Officer of Teladoc Health.
“Within the Integrated Care segment, we continue to advance our innovation agenda, including the implementation of Teladoc One with our early launch partners, while also expanding our capabilities through initiatives such as hybrid care and AI-enabled solutions. In the BetterHelp segment, insurance revenue exceeded our expectations, and we are making encouraging progress expanding provider capacity and scaling access to covered services. While there is more work ahead, we remain focused on disciplined execution against our strategic priorities. The actions we are taking are showing traction, and we believe will position us well for the opportunities ahead.”

Key Financial Data
(In thousands, except per share data, unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2026	2025	Change	2026	2025	Change
Revenue	$605,102	$626,439	(3)%	$1,825,874	$1,887,708	(3)%

Net loss	$(26,934)	$(49,507)	46%	$(129,679)	$(175,179)	26%
Net loss per share	$(0.15)	$(0.28)	46%	$(0.72)	$(1.00)	28%

Adjusted EBITDA (1)	$79,358	$69,909	14%	$203,240	$197,313	3%

See note (1) in the Notes section that follows.

Third Quarter 2026

Revenue decreased 3% to $605.1 million from $626.4 million in Third Quarter 2025. Access fees revenue decreased 10% to $466.7 million while other revenue increased 31% to $138.4 million. U.S. revenue decreased 4% to $489.2 million while International revenue decreased 1% to $115.9 million.

Integrated Care segment revenue increased 2% to $398.5 million in Third Quarter 2026 while BetterHelp segment revenue decreased 13% to $206.6 million, reflecting continued actions to prioritize Insurance Covered Services and the continuing decline in users paying directly out of pocket.

Net loss totaled $26.9 million, or $0.15 per share, for Third Quarter 2026, compared to $49.5 million, or $0.28 per share, for Third Quarter 2025. Results for Third Quarter 2026 included amortization of intangibles of $88.3 million, or $0.49 per share pre-tax, stock-based compensation expense of $11.6 million, or $0.06 per share pre-tax, and restructuring costs related to severance costs and costs associated with office space reductions of $4.4 million, or $0.02 per share pre-tax.

Results for Third Quarter 2025 included amortization of intangibles of $85.8 million, or $0.48 per share pre-tax, stock-based compensation expense of $17.0 million or $0.10 per share pre-tax, and a non-cash goodwill impairment charge of $12.6 million, or $0.07 per share pre-tax. Net loss for Third Quarter 2025 also included restructuring costs related to severance costs and costs associated with office space reductions of $2.0 million, or $0.01 per share pre-tax. The non-cash goodwill impairment charge recorded in Third Quarter 2025 was the result of the fair value of the Integrated Care segment being less than its carrying value at the time of the acquisition of Telecare Australia Pty Ltd ("Telecare").

Adjusted EBITDA(1) increased 14% to $79.4 million, compared to $69.9 million for Third Quarter 2025. The Integrated Care segment adjusted EBITDA increased $8.8 million and the BetterHelp segment adjusted EBITDA increased $0.6 million in Third Quarter 2026.

Nine Months Ended September 30, 2026

Revenue decreased 3% to $1,825.9 million from $1,887.7 million in the first nine months of 2025. Access fees revenue decreased 9% to $1,425.6 million while other revenue increased 26% to $400.3 million. U.S. revenue decreased 6% to $1,468.1 million while International revenue increased 7% to $357.8 million.

Integrated Care segment revenue increased 2% to $1,188.2 million in the first nine months of 2026 while BetterHelp segment revenue decreased 11% to $637.7 million.

Net loss totaled $129.7 million, or $0.72 per share, for the first nine months of 2026, compared to $175.2 million, or $1.00 per share, for the first nine months of 2025. Results for the first nine months of 2026 included amortization of intangibles of $266.6 million, or $1.48 per share pre-tax, and stock-based compensation expense of $35.5 million, or $0.20 per share pre-tax. Net loss for the first nine months of 2026 also included restructuring costs of $17.3 million, or $0.10 per share pre-tax, primarily related to severance costs.

Results for the first nine months of 2025 included amortization of intangibles of $258.7 million, or $1.47 per share pre-tax, non-cash goodwill impairment charges of $71.8 million, or $0.41 per share pre-tax, and stock-based compensation expense of $64.5 million, or $0.37 per share pre-tax. Net loss for the first nine months of 2025 also included restructuring costs related to severance costs and costs associated with office space reductions of $12.0 million, or $0.07 per share pre-tax. These items were partially offset by a discrete tax benefit of $20.1 million, or $0.11 per share, related to the completion of a research and development tax credit study and acquisition related tax benefits of $11.1 million, or $0.06 per share.

The non-cash goodwill impairment charges recorded in the first nine months of 2025 were the results of the fair value of the Integrated Care segment being less than its carrying value at the time of the acquisitions of Catapult Health, LLC and Telecare.

Adjusted EBITDA(1) increased 3% to $203.2 million, compared to $197.3 million for the first nine months of 2025. The Integrated Care segment adjusted EBITDA increase of $22.5 million was offset by a $16.6 million decrease in BetterHelp segment adjusted EBITDA in the first nine months of 2026.

Capex and Cash Flow

Cash flow from operations was $106.5 million in Third Quarter 2026, compared to $99.3 million in Third Quarter 2025, and was $180.6 million in the first nine months of 2026, compared to $206.6 million in the first nine months of 2025. Capital expenditures and capitalized software development costs (together, “Capex”) were $30.5 million in Third Quarter 2026, compared to $31.3 million in Third Quarter 2025, and were $95.3 million in the first nine months of 2026, compared to $93.1 million in the first nine months of 2025.

Free cash flow was $75.9 million in Third Quarter 2026, compared to $67.9 million in Third Quarter 2025, and was $85.4 million in the first nine months of 2026, compared to $113.5 million in the first nine months of 2025.

Financial Outlook

The outlook provided below is based on current market conditions and expectations and what we know today.

For the full year of 2026, we expect:
Full Year 2026 Outlook Range
Revenue	$2,395 - $2,441 million
Adjusted EBITDA	$277 - $303 million
Net loss per share	($0.95) - ($0.75)
Free Cash Flow	$135 - $165 million
U.S. Integrated Care Members (2)	99.5 - 100.5 million

Integrated Care
Revenue growth percentage (year-over-year)	1.1% - 2.1%
Adjusted EBITDA margin	16.0% - 16.6%

BetterHelp
Revenue growth percentage (year-over-year)	(16.1%) - (12.9%)
Adjusted EBITDA margin	2.7% - 4.3%

For the fourth quarter of 2026, we expect:
4Q 2026 Outlook Range
Revenue	$569 - $615 million
Adjusted EBITDA	$74 - $100 million
Net loss per share	($0.23) - ($0.03)
U.S. Integrated Care Members (2)	99.5 - 100.5 million

Integrated Care
Revenue growth percentage (year-over-year)	0.0% - 3.8%
Adjusted EBITDA margin	14.5% - 16.8%

BetterHelp
Revenue growth percentage (year-over-year)	(31.5%) - (18.5%)
Adjusted EBITDA margin	9.2% - 15.1%

See note (2) in the Notes section that follows.

Earnings Conference Call

The Third Quarter 2026 earnings conference call and webcast will be held Wednesday, October 28, 2026 at 5:00 p.m. E.T. The conference call can be accessed by dialing 833-461-5787 for U.S. participants and using the meeting ID # 404 870 451. For international participants, please visit the following link for global dial-in numbers, using the same meeting ID # 404 870 451: https://help.events.q4inc.com/eahc/international-dial-in-numbers. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms, and partners — transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at www.teladochealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, the information under the caption “Financial Outlook” and statements we make regarding future financial or operating results, future numbers of members, BetterHelp paying users or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, initiatives to improve our efficiency and competitiveness, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that have in the past and/or may in the future cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) a decrease in revenue from users who pay directly out-of-pocket without offsetting growth in insurance-covered services in our BetterHelp segment; (vi) changes in valuations or useful lives of our assets; (vii) changes in our abilities to recruit and retain qualified providers into our network; (viii) the impact of and risk related to impairment losses with respect to goodwill or other assets; (ix) the success of our initiatives to improve our efficiency and competitiveness; (x) imposed and threatened tariffs by the United States and its trading partners, and any resulting disruptions or inefficiencies in our supply chain; (xi) the performance of our new products, including Teladoc One; (xii) the rate and magnitude of declines in BetterHelp cash-pay users and revenue; (xiii) the extent to which insurance availability changes users’ payment choices; (xiv) available provider capacity including on a state and payer specific basis; (xv) the timing, cost and effectiveness of provider recruitment, credentialing, enrollment, activation, compensation and retention; (xvi) the performance of insurance-specific eligibility, matching, booking, scheduling, utilization, session-duration, claims and collection workflows; (xvii) the effectiveness and revenue consequences of changes in advertising and marketing spending; (xviii) the effects of BetterHelp’s reduced near term emphasis and investment outside the United States; (xix) the cost, timing and effectiveness of platform and provider-capacity investments; (xx) the margin effects of the insurance mix; and (xxi) potential impairment of BetterHelp goodwill. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$605,102	$626,439	$1,825,874	$1,887,708
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	190,258	187,179	578,621	574,545
Advertising and marketing	123,978	167,985	418,902	503,717
Sales	49,578	48,209	150,245	146,853
Technology and development	65,546	67,572	196,272	206,314
General and administrative	107,400	102,581	313,522	323,469
Goodwill impairment	—	12,625	—	71,763
Acquisition, integration, and transformation costs	1,565	1,931	4,319	6,777
Restructuring costs	4,404	1,950	17,283	11,989
Amortization of intangible assets	88,286	85,757	266,554	258,725
Depreciation of property and equipment	2,186	2,612	7,115	10,514
Total costs and expenses	633,201	678,401	1,952,833	2,114,666
Loss from operations	(28,099)	(51,962)	(126,959)	(226,958)
Interest income	(7,040)	(7,081)	(20,011)	(29,819)
Interest expense	4,935	4,526	15,412	14,764
Other expense (income), net	285	815	2,672	(9,991)
Loss before provision for income taxes	(26,279)	(50,222)	(125,032)	(201,912)
Provision for income taxes	655	(715)	4,647	(26,733)
Net loss	$(26,934)	$(49,507)	$(129,679)	$(175,179)

Net loss per share, basic and diluted	$(0.15)	$(0.28)	$(0.72)	$(1.00)

Weighted-average shares used to compute basic and diluted net loss per share	181,876,281	176,934,781	180,684,939	175,678,949

Stock-based Compensation Summary

Compensation expense for stock-based awards was classified as follows (in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cost of revenue (exclusive of depreciation and amortization, which are shown separately)	$104	$509	$575	$1,588
Advertising and marketing	471	1,083	1,757	3,888
Sales	1,545	3,156	5,082	11,009
Technology and development	2,066	4,129	6,528	14,161
General and administrative	7,430	8,119	21,586	33,857
Total stock-based compensation expense (3)	$11,616	$16,996	$35,528	$64,503

See note (3) in the Notes section that follows.

Revenues

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In thousands, unaudited)	2026	2025	Change	2026	2025	Change
Revenue by Type
Access Fees	$466,721	$520,907	(10)%	$1,425,591	$1,570,346	(9)%
Other	138,381	105,532	31%	400,283	317,362	26%
Total Revenue	$605,102	$626,439	(3)%	$1,825,874	$1,887,708	(3)%

Revenue by Geography
U.S.	$489,214	$509,774	(4)%	$1,468,079	$1,554,433	(6)%
International	115,888	116,665	(1)%	357,795	333,275	7%
Total Revenue	$605,102	$626,439	(3)%	$1,825,874	$1,887,708	(3)%

Summary Operating Metrics

Consolidated

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions)	2026	2025	Change	2026	2025	Change
Total Visits	4.0	4.1	(2)%	12.5	12.7	(2)%

Integrated Care

	As of September 30,
(In millions)	2026	2025	Change
U.S. Integrated Care Members (2)	100.1	102.5	(2)%
Chronic Care Program Enrollment (4)	1.344	1.165	15%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2026	2025	Change	2026	2025	Change
Average Monthly Revenue Per U.S. Integrated Care Member (5)	$1.33	$1.27	5%	$1.31	$1.27	3%

BetterHelp

	Average for			Average for
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In millions)	2026	2025	Change	2026	2025	Change
BetterHelp Paying Users (6)	0.336	0.382	(12)%	0.348	0.389	(11)%

See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In thousands, unaudited)	2026	2025	Change	2026	2025	Change
Integrated Care
Revenue	$398,461	$389,538	2%	$1,188,211	$1,170,516	2%
Adjusted EBITDA	$74,881	$66,068	13%	$196,400	$173,897	13%
Adjusted EBITDA margin %	18.8%	17.0%		16.5%	14.9%

BetterHelp
Consumer and Other	$174,533	$233,226	(25)%	$570,848	$711,389	(20)%
Insurance Covered Services	32,108	3,675	n/m	66,815	5,803	n/m
Total Revenue	$206,641	$236,901	(13)%	$637,663	$717,192	(11)%
Adjusted EBITDA	$4,477	$3,841	17%	$6,840	$23,416	(71)%
Adjusted EBITDA margin %	2.2%	1.6%		1.1%	3.3%

n/m - not meaningful

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(129,679)	$(175,179)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairment	—	71,763
Amortization of intangible assets	266,554	258,725
Stock-based compensation	35,528	64,503
Depreciation of property and equipment	7,115	10,514
Amortization of right-of-use assets	5,006	7,973
Provision for allowances for doubtful accounts	1,176	(481)
Deferred income taxes	(1,535)	(31,449)
Other, net	4,279	3,272
Changes in operating assets and liabilities:
Accounts receivable	(38,958)	7,664
Prepaid expenses and other current assets	(7,289)	(1,326)
Inventory	6,113	(1,039)
Other assets	4,022	6,391
Accounts payable	(694)	16,256
Accrued expenses and other current liabilities	51,066	(2,247)
Accrued compensation	(15,806)	(4,795)
Deferred revenue	429	(9,777)
Operating lease liabilities	(6,677)	(10,249)
Other liabilities	(14)	(3,904)
Net cash provided by operating activities	180,636	206,615
Cash flows from investing activities:
Capital expenditures	(3,802)	(6,274)
Capitalized software development costs	(91,460)	(86,862)
Proceeds from the sale of investment	—	740
Acquisitions accounted for as business combinations, net of cash acquired	—	(81,904)
Asset acquisition resulting in net intangible assets	(12,675)	(29,569)
Payments for investments	(1,000)	(27,875)
Other, net	3	60
Net cash used in investing activities	(108,934)	(231,684)
Cash flows from financing activities:
Proceeds from the exercise of stock options	37	81
Proceeds from employee stock purchase plan	1,654	1,901
Repayment of convertible senior notes	—	(550,629)
Payment of credit facility issuance costs	—	(4,109)
Other, net	(2,848)	—
Net cash used in financing activities	(1,157)	(552,756)
Net increase (decrease) in cash and cash equivalents	70,545	(577,825)
Effect of foreign currency exchange rate changes	(1,720)	5,747
Cash and cash equivalents at beginning of the period	781,084	1,298,327
Cash and cash equivalents at end of the period	$849,909	$726,249

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$849,909	$781,084
Accounts receivable, net of allowance for doubtful accounts of $3,345 and $4,033 at September 30, 2026 and December 31, 2025, respectively	230,949	192,826
Inventories	30,747	38,203
Prepaid expenses and other current assets	114,405	107,016
Total current assets	1,226,010	1,119,129
Property and equipment, net	24,406	26,972
Goodwill	283,190	283,190
Intangible assets, net	1,117,143	1,297,087
Operating lease—right-of-use assets	21,849	26,119
Other assets	102,477	105,803
Total assets	$2,775,075	$2,858,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,339	$47,967
Accrued expenses and other current liabilities	232,413	198,208
Accrued compensation	77,147	96,258
Deferred revenue, current	62,012	62,305
Convertible senior notes, net—current	997,593	—
Total current liabilities	1,415,504	404,738
Operating lease liabilities, net of current portion	28,125	34,204
Deferred revenue, net of current portion	9,122	9,139
Deferred taxes, net	26,993	28,945
Convertible senior notes, net—non-current	—	994,925
Other liabilities	608	643
Total liabilities	1,480,352	1,472,594
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 182,254,430 shares and 178,315,400 shares issued and outstanding as of September 30, 2026 and December 31, 2025 respectively	182	178
Additional paid-in capital	17,888,783	17,850,478
Accumulated deficit	(16,559,901)	(16,430,222)
Accumulated other comprehensive loss	(34,341)	(34,728)
Total stockholders’ equity	1,294,723	1,385,706
Total liabilities and stockholders’ equity	$2,775,075	$2,858,300

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance an understanding of past performance, which include adjusted EBITDA and free cash flow. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted EBITDA consists of net loss before provision for income taxes; other expense (income), net; interest income; interest expense; depreciation of property and equipment; amortization of intangible assets; restructuring costs; acquisition, integration, and transformation costs; goodwill impairments; legal settlement costs and recoveries, net; and stock-based compensation.

Free cash flow is net cash provided by operating activities less capital expenditures and capitalized software development costs.

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:

•adjusted EBITDA eliminates the impact of the provision for income taxes on our results of operations, and does not reflect other expense (income), net, interest income, or interest expense;

•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;

•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration, and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our enterprise resource planning system. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but, rather, incremental costs incurred in connection with our acquisition and integration activities;

•adjusted EBITDA does not reflect goodwill impairment charges;

•adjusted EBITDA does not reflect legal settlement costs and recoveries, net, which include costs incurred to settle specific cases and amounts recovered through insurance reimbursements; and

•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although amortization of intangible assets and depreciation of property and equipment are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future, and adjusted EBITDA does not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash from operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to adjusted EBITDA:

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(In thousands, unaudited)

					Outlook in millions (8)
	Three Months Ended September 30,		Nine Months Ended September 30,		Fourth Quarter	Full Year
	2026	2025	2026	2025	2026	2026
Net loss	$(26,934)	$(49,507)	$(129,679)	$(175,179)	$(42) - (5)	$(172) - (136)
Add:
Provision for income taxes	655	(715)	4,647	(26,733)
Other expense (income), net	285	815	2,672	(9,991)
Interest expense	4,935	4,526	15,412	14,764
Interest income	(7,040)	(7,081)	(20,011)	(29,819)
Depreciation of property and equipment	2,186	2,612	7,115	10,514
Amortization of intangible assets	88,286	85,757	266,554	258,725
Restructuring costs	4,404	1,950	17,283	11,989
Acquisition, integration, and transformation costs	1,565	1,931	4,319	6,777
Goodwill impairment	—	12,625	—	71,763
Stock-based compensation	11,616	16,996	35,528	64,503
Legal settlement costs and recoveries, net	(600)	—	(600)	—
Total Adjustments	106,292	119,416	332,919	372,492	79 - 142	413 - 475
Consolidated Adjusted EBITDA	$79,358	$69,909	$203,240	$197,313	$74 - 100	$277 - 303

Segment Adjusted EBITDA
Integrated Care	$74,881	$66,068	$196,400	$173,897
BetterHelp	4,477	3,841	6,840	23,416
Consolidated Adjusted EBITDA	$79,358	$69,909	$203,240	$197,313
See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended		Outlook (9)
	September 30,		September 30,		Full Year
	2026	2025	2026	2025	2026 (in millions)
Net cash provided by operating activities	$106,458	$99,264	$180,636	$206,615	$263 - 288
Capital expenditures	(1,214)	(2,280)	(3,802)	(6,274)
Capitalized software development costs	(29,308)	(29,038)	(91,460)	(86,862)
Capex	(30,522)	(31,318)	(95,262)	(93,136)	(128) - (123)
Free Cash Flow	$75,936	$67,946	$85,374	$113,479	$135 - 165
See note (9) in the Notes section that follows.

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals at the end of the applicable period who have access to our suite of integrated care services in the U.S. under paid access fee and/or visit-based arrangements.

3.Excluding the amount capitalized related to software development projects.

4.Chronic Care Program Enrollment represents the total number of enrollees across our suite of chronic care programs at the end of the applicable period.

5.Average monthly revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

6.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy and psychiatry services during the applicable period, including both those who pay directly out-of-pocket and those who utilize their insurance coverage.

7.We have two segments: Integrated Care and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis, including both those who pay directly out-of-pocket and those who utilize their insurance coverage. Within the BetterHelp segment, Consumer and Other primarily includes revenue from BetterHelp Paying Users that pay for services directly out-of-pocket while Insurance Covered Services reflects revenue from BetterHelp Paying Users that utilize insurance coverage to pay for services, which includes any copayments.

8.We have not provided a full line-item reconciliation for net loss to adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

9.We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable effort.

Investors:
Michael Minchak
617-444-9612
ir@teladochealth.com

Media:
Lou Serio
202-569-9715
pr@teladochealth.com